Exhibit 99.1

Date:	July 26, 2007
Contact:	Steve Wells, Los Alamos National Bank President, 505-662-5171

For Immediate Release

Trinity Capital Corporation Announces Stock Repurchase Plan

LOS ALAMOS, NEW MEXICO, July 26, 2007 — Trinity Capital Corporation (“Trinity”), the holding company for Los Alamos National Bank (“LANB”), Title Guaranty & Insurance Company (“Title Guaranty”), and TCC Appraisal Services Corporation, announced today that on July 24, 2007, the Board of Directors approved a stock repurchase plan. The repurchase plan authorizes the repurchase of up to $750 thousand in outstanding shares. Trinity repurchased 14,887 outstanding shares of Trinity’s common stock for a total of $424 thousand on July 25, 2007.  The Board of Directors determined that the repurchase of stock at this time was a good investment due to the recent market prices and Company’s returns and constitutes a sensible use of the Company’s current capital.

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Trinity is a bank holding company with $1.400 billion in total assets and has 286 employees.  LANB is currently in its 44th year of operation, and offers financial services at its main office in Los Alamos, an office in White Rock, two offices in Santa Fe and a Loan Production Office in Albuquerque. A third office in Santa Fe is expected to open in 2008.  LANB also operates a network of 30 automatic teller machines throughout northern New Mexico.  Title Guaranty & Insurance Company offers its services from its offices in Los Alamos and Santa Fe.  TCC Appraisal Services offers its services from its office in Los Alamos.

This document contains, and future oral and written statements of Trinity and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Trinity. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Trinity’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and Trinity undertakes no obligation to update any statement in light of new information or future events.  A number of factors, many of which are beyond the ability of Trinity to control or predict could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning Trinity’s general business; (iii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (iv) changes in interest rates and prepayment rates of Trinity’s assets; (v) increased competition in the financial services sector and the ability to retain and attract new customers; (vi) the economic impact of armed conflict or terrorist acts involving the United States; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected outcomes of existing or new litigation involving Trinity; and (x) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Trinity and its business, including additional factors that could materially affect Trinity’s financial results, is included in Trinity’s filings with the Securities and Exchange Commission.